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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*



                               GIANT GROUP, LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common stock PAR Value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. ...................

-----------------------------------------------------------------------------------------

 1. Names of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).
      Gary S. Koncikowski      ###-##-####

-----------------------------------------------------------------------------------------

 2. Check the Appropriate Box if a Member of a Group (See Instructions)

    (a) .................................................................................

    (b) .................................................................................

-----------------------------------------------------------------------------------------

 3. SEC Use Only ........................................................................

-----------------------------------------------------------------------------------------

 4. Citizenship or Place of Organization       US

-----------------------------------------------------------------------------------------

Number of      5. Sole Voting Power          254,450
Shares         --------------------------------------------------------------------------
Beneficially   6. Shared Voting Power          NONE
Owned by       --------------------------------------------------------------------------
Each           7. Sole Dispositive Power     254,450
Reporting      --------------------------------------------------------------------------
Person With    8. Shared Dispositive Power     NONE
-----------------------------------------------------------------------------------------

 9. Aggregate Amount Beneficially Owned by Each Reporting Person       254,450

-----------------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)       9.45%

-----------------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions)   IN

-----------------------------------------------------------------------------------------

 .........................................................................................

 .........................................................................................

 .........................................................................................

 .........................................................................................

 .........................................................................................

 .........................................................................................

-----------------------------------------------------------------------------------------


     (b) The following certification shall be included if the statement is filed pursuant to 'SS'240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  January 30, 2002
                                        ---------------------------------------
                                                       Date

                                                 Gary S. Koncikowski
                                        ---------------------------------------
                                                     Signature

                                                 Gary S. Koncikowski
                                        ---------------------------------------
                                                    Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 'SS'240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)



                       STATEMENT OF DIFFERENCES

The section symbol shall be expressed as....................................'SS'